Exhibit 99.1

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NEWS RELEASE
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For Immediate Release


NEWS CORPORATION AND LIBERTY MEDIA CORPORATION SIGN
SHARE EXCHANGE AGREEMENT

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NEW YORK, NY, December 22, 2006 - News Corporation today announced that it had signed a Share Exchange Agreement with Liberty Media Corporation.

Under the terms of the agreement, Liberty will exchange its entire 16.3 percent economic position (324.6 million Class A and 188 million Class B shares) in News Corporation for a 38.4 percent stake (470.4 million shares) in The DIRECTV Group, three Regional Sports Networks (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain) and $550 million of cash, subject to a working capital adjustment.

News Corporation believes the transaction will unlock tremendous value for the following reasons:

     o The transaction will be immediately accretive to News Corporation's earnings per share;

     o News Corporation will divest its stake in DIRECTV at an attractive valuation on a tax-free basis; and

     o News Corporation will accomplish an approximately $11 billion stock buyback representing approximately 16% of the outstanding stock.

The share exchange agreement is subject to various regulatory approvals and an affirmative vote by a majority of holders of News Corporation's Class B common stock, other than the Murdoch family and Liberty. If approved, the transaction is expected to be completed in the second half of calendar 2007.

Following completion of the transaction with Liberty, News Corporation intends to redeem its stockholder rights plan and will consider eliminating its staggered board.

With negotiations over the share exchange agreement now completed, News Corporation expects to continue its previously announced stock repurchase program.


News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2006 of approximately US$58 billion and total annual revenues of approximately US$26 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.


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                  N E W S R E L E A S E
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For more information about News Corporation, please visit www.newscorp.com.

About the Transaction
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In connection with the proposed transaction, the Company will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by News Corporation at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement may also be found on the Company's website: www.newscorp.com and may be downloaded free of charge. Paper copies of the proxy statement may be obtained (when available) without charge from the Company, by making requests in writing to the Corporate Secretary by mail at 1211 Avenue of the Americas, New York, New York 10036, by telephone at
(212) 852-7000 or by email at corporatesecretary@newscorp.com.

News Corporation and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information regarding the directors and executive officers of the Company and their ownership in the Company's common stock is included in the Company's Proxy Statement for its 2006 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on September 7, 2006. Additional information concerning all of the Company's participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents may be obtained free of charge as described in the preceding paragraph.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances except as required by law.


                                     # # #


Contacts:
Media - Andrew Butcher 212-852-7070
Investors - Reed Nolte 212-852-7092


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